                                                                   EXHIBIT 77(c)

                        TRANSAMERICA INCOME SHARES, INC.

                    RESULTS OF SHAREHOLDER PROXY (UNAUDITED)

At the annual meeting of shareholders held on JULY 17, 2008, the results of Proposal 1 were as follows:

PROPOSAL 1: To elect ten Directors to the Board of Directors

                                             FOR                   WITHHELD
                                   ---------------------     -----------------
Sandra N. Bane                                5,089,162              135,554
John K. Carter                                5,088,996              135,720
Leo J. Hill                                   5,087,421              137,925
Neal M. Jewell                                5,083,619              141,097
Russell A. Kimball, Jr.                       5,089,114              135,602
Eugene M. Mannella                            5,089,709              135,007
Norm R. Nielsen                               5,083,732              140,984
Joyce Galpern Norden                          5,084,987              139,729
Patricia L. Sawyer                            5,089,209              135,507
John Waechter                                 5,089,769              134,947